EXHIBIT 99.1

AutoZone Announces Change to Executive Committee

MEMPHIS, Tenn., April 21, 2021 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced that Michelle Borninkhof will join the Company as Senior Vice President and Chief Information Officer, Customer Satisfaction, replacing Ron Griffin who is retiring.

Michelle will come to AutoZone from McDonald’s where she most recently served as Chief Information Officer and Vice President for U.S. Technology. Prior to joining McDonald’s, Michelle spent 11 years with Walmart Stores holding various leadership roles including Vice President, International Technology Delivery. Throughout her career, Michelle has held various roles in store retail, distribution center operations, and process improvement.

Michelle will be a member of the Company’s Executive Committee and report to Bill Rhodes, Chairman, President and Chief Executive Officer, Customer Satisfaction.

“Michelle is a proven leader and innovator who brings a wealth of meaningful experience and expertise to our senior leadership team. She is well-positioned to build upon and accelerate our progress while effectively serving the organization and our customers for many years to come,” said Bill Rhodes.

About AutoZone:

As of February 13, 2021, the Company had 5,951 stores in the U.S., 628 stores in Mexico, and 46 stores in Brazil for a total store count of 6,625.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com